Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin® Shareholders Approve Quarterly Dividend through March 2014

Schaffhausen, Switzerland /June 7, 2013/Business Wire

At Garmin Ltd.’s annual shareholders’ meeting held today, approval was received from the shareholders in accordance with Swiss corporate law for a cash dividend in the amount of $1.80 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments. The board has determined that the June dividend will be paid as indicated below and currently anticipates the scheduling of the remaining quarterly dividends as follows:

Dividend Date	Record Date	$'s per share
June 28, 2013	June 18, 2013	$0.45
September 30, 2013	September 16, 2013	$0.45
December 31, 2013	December 16, 2013	$0.45
March 31, 2014	March 17, 2014	$0.45

About Garmin Ltd.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, fitness, marine, aviation, and OEM applications. A member of the S&P 500 Index, Garmin Ltd. is incorporated in Schaffhausen, Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Notice on Forward-Looking Statements:

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2013, the company’s expected segment revenue growth rate, margins, new products to be introduced and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2012 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of such Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.